Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated July 22, 2008

Relating to Preliminary Prospectus dated July 22, 2008

Registration Statement No. 333-152158

ENERGYSOLUTIONS, INC.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed solely to advise you of the availability of a revised preliminary prospectus, dated July 22, 2008 (the “Preliminary Prospectus”), which reflects changes from the preliminary prospectus dated July 11, 2008, and to provide you with a hyperlink to Amendment #2 of the Registration Statement on Form S-1 (File No. 333-152158), which includes the Preliminary Prospectus.  References below to “we,” “us,” and “our” are used in the manner described in the preliminary prospectus dated July 11, 2008.

You should read carefully the Preliminary Prospectus before deciding to invest in our common stock, including the information presented under the section entitled “Risk Factors” and the consolidated and combined financial statements and the related notes thereto.

To review a filed copy of our current registration statement and the Preliminary Prospectus, click on, or copy and paste into your internet browser, the following link on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/1393744/000104746908008276/a2186752zs-1a.htm

Our Central Index Key, or CIK, on the SEC Web site is 0001393744.

All page references listed below are to the Preliminary Prospectus.

We revised the Preliminary Prospectus to include our preliminary unaudited selected results of operations for the three-month period ended June 30, 2008. The information can be found on page 6 of the Preliminary Prospectus.

We added disclosure on pages 60, 61, 141 and 142 regarding certain proposed amendments to our credit facilities.

We added disclosure on pages 106, 109 and 110 regarding a nominee for our board of directors.

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WE HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT US AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE SECURITIES (USA) LLC AT (212) 325-2580 OR J.P. MORGAN SECURITIES INC. AT (718) 242-8002.

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